Saturday, June 24, 2000



David Lyon

SEC



Re: 10sb-12q



Please withdraw the most recent filing of form 10sb-12q dated
June 22, 2000, file number 000-28197.



Sincerely



John Edward Jones
/s/John Edward Jones

President